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                                                                 Exhibit (e)(16)


                            NON-COMPETITION AGREEMENT



         This Non-Competition Agreement (the "Agreement"), dated as of October 22, 2003, is entered into by and between Brass Eagle Inc., a Delaware corporation (the "Company"), and [EXECUTIVE] (the "Executive"), an individual.

                                 R E C I T A L S
                                 ---------------



         WHEREAS, the Company and the Executive are parties to that certain Change-of-Control Agreement, dated as of [DATE] (the "Change-of-Control Agreement");

         WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of October 22, 2003 (the "Merger Agreement"), among the Company, K2 Inc. ("K2"), a Delaware corporation, and Cabe Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of K2 ("Acquisition"), pursuant to which Acquisition will merge with and into the Company and the Company will become a wholly-owned subsidiary of K2 (the "Merger"); and

         WHEREAS, the Company is engaged in the business of manufacturing, marketing, designing and distributing products and accessories for the paintball industry, including without limitation, paintball guns, paintball markers, paintball masks, paintballs and CO2 gas cartridges (collectively, the "Business");

         WHEREAS, the parties acknowledge that the Executive has considerable knowledge, business contacts and expertise relating to the Business, which knowledge, if used in competition with the Company (as the surviving entity in the Merger), would substantially harm the business and financial prospects of the Company. Therefore, in order to protect the goodwill, trade secrets, and other confidential and proprietary information related to the Business, K2 and the Company have agreed that the Company will use its best efforts to have the Executive execute and deliver this Agreement; and

         WHEREAS, the Executive has agreed to enter into this Agreement and thereby be bound by the material, significant and essential covenants not to compete and the confidentiality agreements provided in this Agreement, for which good and valuable consideration has been transferred from the Company to the Executive in exchange for such covenants.

                                A G R E E M E N T
                                -----------------


         NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:



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         1. In the event that the Executive's employment with the Company is terminated for any reason, in consideration of any payments made by Company to the Executive pursuant to the Change-of-Control Agreement, the Executive shall not, directly or indirectly, for that portion of a one-year period equal to the percentage of such Executive's base salary paid pursuant to the Change-of-Control Agreement:

                  (i)      compete with the Company;

                  (ii) have any interest in, own, manage, operate, control, promote, assist, invest or be connected with as a stockholder (other than as a stockholder of less than three percent (3%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, agent, lender, representative, partner, employee or consultant, or otherwise engage or invest or participate in any business competing with the Business, whether conducted by the Company, any affiliate of the Company or any of their successors;

                  (iii) solicit or hire any existing or future employee of Company or the Business or any of their respective successors or encourage or aid such employees to terminate their employment with the Company or the Business or any of their respective successors;

                  (iv) solicit or encourage any material customer or supplier to terminate or adversely alter in any material respect any relationship such person may have with Company, and of its affiliates or any of their successors that relates to the Business; or

                  (v) publicly disparage, defame or criticize in a non-constructive manner the Company or the Business or any of their respective successors.

         The parties acknowledge that the foregoing covenants are in partial consideration for payments made by the Company to the Executive pursuant to the Change-of-Control Agreement. The Executive agrees that in the event the Executive is in breach of this Agreement, the Company shall have no obligation to make any payments or provide any benefits pursuant to the Change-of-Control Agreement and the Executive shall reimburse the Company for any payments previously made or benefits previously provided pursuant to the Change-of-Control Agreement.

         2. The parties hereto agree that, (i) due to the unique nature of the services and capabilities of Executive, damages would be an inadequate remedy for the Company and its respective affiliates in the event of breach or threatened breach of this Agreement, (ii) any such breach may allow Executive to unfairly compete with the Company, resulting in irreparable harm to the Company and (iii) in any such event, the Company and its affiliates shall be entitled to appropriate equitable relief, in addition to whatever remedies they might have at law, and may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Executive from violating this Agreement.

         3. Without limitation, the parties agree and intend that the covenants contained in this Agreement shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States. It is the


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desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement or deemed to be included herein shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable. Executive agrees and acknowledges that the covenants of Executive contained in this Agreement are reasonably necessary for the protection of the Company's interests, including the full benefit of any reputation or goodwill associated with the Business, as the Business may exist on and after the date hereof, and are not unduly restrictive upon Executive.

         4. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         5. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

         6. This Agreement and the Change-of-Control Agreement contain the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof.

         7. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts or choice of law principles.


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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          EXECUTIVE

                                          _________________________
                                          Name:


                                          BRASS EAGLE INC.


                                          By:_______________________
                                          Name:
                                          Title:



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